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                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                             JB'S RESTAURANTS, INC.
                           (Pursuant to Section 242)

    Clark D. Jones and Charlotte L. Miller certify that:

    1. They are the President and Secretary, respectively of JB's Restaurants, Inc., a Delaware corporation (the "Company").

    2. Article Fourteenth of the Company's Certificate of Incorporation is amended in full as follows:

    FOURTEENTH:

    Section 1. Elimination of Certain Liability of Directors. A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
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             Section 2.  Indemnification and Insurance.

             (a) Right to Indemnification. The corporation shall indemnify and hold harmless any person who was or is made a party to or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. The corporation's indemnification hereby shall be to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any amendment, only to the extent that the amendment permits the corporation to provide broader indemnification rights than the law permitted the corporation to provide prior to the amendment), against all expense, liability and loss (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the person in connection therewith and the indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition, except that, if the Delaware General Corporation Law requires, the payment of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by the person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the
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corporation of an undertaking, by or on behalf of the director or officer, to repay all amounts advanced if it shall ultimately be determined that the director or officer is not entitled to be indemnified under this Section or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

             (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting the claim. It shall be a defense to any action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of the action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or shareholders) that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

             (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.
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             (d)     Insurance.  The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify the person against expense, liability or loss under the Delaware General Corporation Law.

    3. The foregoing Amendment was approved by the Company's Board of Directors.

             4. The foregoing Amendment was approved by the Company's shareholders at the 1987 Annual Shareholders Meeting on Friday, February 13, 1987 by more than 50% of the number of shares entitled to be voted.

             The undersigned hereby certify that they have personal knowledge that the information set forth above is true.


Date:      2/25/87                      /s/ Clark D. Jones
       ----------------                 ------------------------------
                                        Clark D. Jones, President

Date:      2/25/87                      /s/ Charlotte L. Miller
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                                        Charlotte L. Miller, Secretary